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                                                                   EXHIBIT 12.2


                                  AGREEMENT

     THIS AGREEMENT dated May 20, 1998, between and among COMPRESSENT CORPORATION ("COMPRESSENT") and CALL NOW, INC. ("CNI").

                                 WITNESSETH:

     WHEREAS, on or about February 6, 1998 and pursuant to a Preferred Stock and Warrant Purchase Agreement (the "Agreement") between the parties hereto CNI agreed to purchase 56,000 shares of Series A Convertible Preferred Stock and a Stock Purchase Warrant to purchase 500,000 shares of Common Stock of Compressent in exchange for $3,500,000 in principal amount of a Retama Development Corporation Revenue Refunding Bonds (Series A 1997) (the "Bonds"); and

     WHEREAS, in order to resolve certain disputes in connection with the Agreement the parties have agreed to rescission of the Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereby agree to rescind the Agreement and the sale of Compressent Preferred Stock and Stock Purchase Warrants thereunder as follows:

     1. The Agreement and all documents executed pursuant thereto or in connection therewith by the parties hereto are hereby rescinded and shall be null and void and of no force and effect.

     2. Simultaneously herewith and as a part of the rescission provided for herein, CNI hereby tenders to Compressent all shares of Series A Convertible Preferred Stock and Stock Purchase Warrant to be purchased pursuant to the Agreement.

     3. Compressent hereby assigns to CNI all of its right, title and interest in and to the Bonds. The parties acknowledge that the Bonds are subject to a lien in favor of Hall, Solomon & Howe, Inc. in the approximate amount of $2,000,000 which CNI hereby assumes and agrees to pay. In consideration of the diminution of value of the Bonds due to such lien and assumption thereof by CNI Compressent shall issue to CNI 2,000,000 shares of its Common Stock. Such shares have not been registered under the Securities Act of 1933 and shall contain a restrictive legend to such effect.

     4.   Compressent hereby represents and warrants to CNI that:

          4.1 Compressent owns all the right, title and interest in and to the Bonds, free and clear of any security interests, liens, claims and encumbrances of any kind subject only to the lien set forth above, and has full right and power effectively to transfer record and beneficial ownership of such Bonds to CNI pursuant to the terms of this Agreement.

          4.2 Compressent has authority to take, and has taken, all action required to be taken to permit it to enter into and carry out this agreement. This Agreement has been duly executed and delivered by Compressent and is valid and enforceable against it in accordance with its terms.


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     5.   CNI hereby represents and warrants to Compressent that it has authority to take, and has taken, all action required to be taken to permit it to enter into and carry out this agreement. This Agreement has been duly executed and delivered by CNI and is valid and enforceable against it in accordance with its terms.

     6. Compressent hereby indemnifies and holds CNI harmless from and against any and all liabilities, losses, damages and claims (including attorney's fees) which may be asserted against CNI by any past, present or future creditor of Compressent arising out of this agreement. The relief afforded hereunder shall be in addition to all other relief provided by law.

     7. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns. The parties shall take such further actions and execute such further instruments as may be necessary or appropriate to carry out the transactions herein.

     8. This Agreement constitutes the entire agreement and understanding between the parties with respect to the rescission provided for herein.

     9. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     10. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida. The parties acknowledge that Joel Bernstein has acted as attorney for CNI in connection with the Agreement and this agreement.

     11. All representations, warranties, covenants and agreements of any of the parties hereto made in this Agreement or in any certificate or document delivered by it pursuant hereto, shall survive the execution and delivery hereof and the closing hereunder.

     IN WITNESS WHEREOF, CNI amd Compressent have caused their corporate names to be hereunto subscribed and their corporate seals to be hereunto affixed by their officers thereunto duly authorized.

                                    COMPRESSENT CORPORATION

                                    By: /s/
                                       ------------------------------------
                                       Chairman


CALL NOW, INC.
                                    By: /s/
                                       ------------------------------------
                                       Chairman